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EXHIBIT 11

                          CONSULIER ENGINEERING, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                           PRIMARY AND FULLY DILUTED

                                                     1995              1994
                                                  ---------         ---------
Net Income                                       $  169,728        $  361,426


Shares used in computation:

Weighted average number of
  common shares outstanding                       2,522,346         2,555,330

Common stock equivalents
  from assumed issuances
  using the treasury
  stock method -
   Stock options and
      warrants                                      153,285            67,249
                                                 ----------        ----------

Total shares used                                 2,675,631         2,622,579
                                                 ==========        ==========


Earnings per share                               $      .06        $      .14
                                                 ==========        ==========



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